EXHIBIT 99.2

LASSO PARTNERS, LLC
3660 Stoneridge Rd., Suite A 101
Austin, Texas  78746
Telephone:  (512) 327-6122
Facsimile:  (512) 327-9626

May 31, 2008

Daybreak Oil and Gas, Inc.
601 West Main Avenue, Suite 1012
Spokane, Washington  99201
Attn.:  Mr. James Westmoreland

Dear Mr. Westmoreland:

When executed on behalf of Daybreak Oil and Gas, Inc. (“Daybreak”), in the space provided below, this letter shall constitute a clarification to that certain Purchase and Sale Agreement dated as of January 15, 2008, and as amended by Letter Agreement dated April 23, 2008 (the “Agreement”), between Daybreak and Lasso Partners, LLC (“Lasso”), for the sale of the interests of Daybreak to Lasso in the Tensas River Farms Project in Tensas and Franklin Parishes, Louisiana.  Daybreak and Lasso are sometimes collectively referred to herein as the “Parties”, and individually as a “Party”.  Capitalized terms not otherwise defined herein shall have the same meaning assigned thereto in the Agreement.

The Agreement contemplates the closing of the final installment of the Second Transaction and the delivery of the Second Conveyance on May 31, 2008.  Inasmuch as May 31, 2008, falls on a Saturday, on which banking institutions are closed for business, the Parties desire to clarify the Agreement for the contingency that funding of the Second Transaction not occur by the close of business on May 31, 2008.

In consideration of the premises, in order to provide additional time in which to secure certain required consents to the assignment of the Anadarko Leases, and for a valuable consideration, the Parties agree that the Agreement is amended to include the following additional provision:

“In the event the closing and funding of the Second Transaction shall not occur by May 31, 2008, this Agreement shall then, effective as of 5:00 p.m. Central Daylight Time on May 31, 2008, be automatically amended to provide that the Second Closing shall occur on the earliest possible date thereafter, and no later than June 13, 2008.”

Except as amended herein, all of the terms and provisions of the Agreement shall remain in effect as originally stated, and are ratified and confirmed by the Parties.

If the foregoing accurately sets forth your understanding of our amendments to the Agreement, please evidence your acceptance by signing in the space provided below, and returning one fully executed counterpart of this Agreement to the undersigned.

Yours very truly,

LASSO PARTNERS, LLC

	By:	/s/ Bill R. Orr
Bill R. Orr, President

AGREED AND ACCEPTED this 31st day of May, 2008.

DAYBREAK OIL AND GAS, INC.

By:    /s/ JAMES F. WESTMORELAND
   James Westmoreland, Chief Financial Officer